Exhibit 10.27

EMPLOYMENT AGREEMENT

Duly executed at the Company’s offices, on December 20, 2011

BY AND BETWEEN

Playtika Ltd.

(the “Company”)

of the first part;

AND

Mr. Robert Antokol

(the “Employee”)

of the second part;

WHEREAS	the Company wishes to employ the Employee in the Company, according to the terms and conditions set forth in this Employment Agreement below; and

WHEREAS	the Employee represents that he has the required skills, qualifications, experience and knowledge to fulfill the said position; and

WHEREAS	the Parties agreed to engage in an Employment Agreement according to the terms and conditions set forth below;

Now therefore in considerations of the mutual promises and agreements, the parties hereto agree, declare and stipulate as follows:

1.	Interpretations

The preamble and any appendixes attached hereto shall constitute an integral part hereof.

2.	Engagement

2.1

The Company hereby agrees to engage the Employee and the Employee hereby agrees to be engaged by the Company in the capacity of the Chief Operating Officer in the Company or any other management position which will assigned to him by the Board of Directors of the Company, subject to the Employee’s consent (the “Position”) and in that capacity, to use his best endeavors to further the prosperity, reputation and business interests of the Company and its affiliates and serve the Company faithfully, to the best of his ability.

2.2	The Employee shall be employed on a full time basis (“Scope of Employment”).

2.3

The Employee shall have such responsibilities and authority as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”). The Employee will at all times comply with the Company’s policy and directions which shall be established by the Company’s Board for such purposes.

2.4

The Employee undertakes to devote his full working time, attention, skill, and efforts exclusively to the performance of his duties in the Company according to this Agreement. The Employee undertakes not to engage, directly or indirectly, whether as an employee, consultant or otherwise, in any work, engagement or other commercial/professional activity, whether or not for compensation, during the term of this Agreement (including after work hours or during vacation times), without the prior written consent of the Board.

To avoid any doubt, the restriction under this section does not include any passive investments of the Employee, up to an investment of five percent (5%) of the shares in such company.

2.5

The Employee acknowledges and agrees that he owes, as a senior-employee in the Company, a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its affiliates, and undertakes to do no act which would, directly or indirectly, injure any such entity’s business, interests or reputation.

2.6

In light of the Employee’s position, status, duties and responsibility, the Employee shall be counted amongst those employees, whose functions require a special degree of personal trust, and the conditions and circumstances of those employees do not facilitate the supervision of their work and rest hours as those expressions are defined in the Hours of Work and Rest Law 5711-1951. Accordingly, the restrictions specified in the aforementioned Law shall not apply to the employment hereunder.

2.7

Thus, The Employee acknowledges that his relationship with the Company is based on trust and upon providing services at irregular hours, from time to time, and the Company’s needs may require the Employee to work overtime hours.

2.8

In accordance, the Employee may be required, from time to time and according to the work load demanded of him, and in respect with his special and senior position, to work beyond the regular working hours (including during holidays, Saturdays, etc.) and the Employee shall not be entitled to any further compensation other than as expressly specified in this Agreement and Appendix A hereto.

2.9

Notwithstanding the above, The Employee shall cooperate with the Company in maintaining a record of the actual number of hours of work performed by him, in accordance with the Company’s policies and instructions.

2.10

For the avoidance of any doubt, The Employee acknowledges and confirms that the Monthly Salary (as defined in Appendix A attached to this Agreement) includes special consideration for the requirement to work overtime hours from time to time.

2.11

The Employee shall inform the Company, immediately upon becoming aware of any matter in which he or a member of his immediate family or affiliate has, or may have; a personal interest or which might create a conflict of interests with his duties under his employment hereunder.

2.12

The Employee represents and warrants that: (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any previous confidentiality or non competition agreement, and do not require the consent of any person or entity; and (ii) he shall not utilize, during his Term of Employment hereunder, any proprietary or confidential information of any of his previous employers.

2.13

The Employee acknowledges and agrees that from time to time he may be required, according to the Company’s needs, to travel and stay abroad as part of his duties towards the Company, for no additional consideration, unless was written explicitly in Appendix A of this Agreement.

2.14

The Employee declares and undertakes that he shall not receive any payment and/or other benefit from any third party, directly or indirectly, in connection with his employment hereunder and/or during the Term of Employment (as defined below).

2.15

This Agreement is a personal and particular agreement setting forth exclusively the employer-employee relations between the Company and the Employee and the provisions of any collective bargaining agreement and/or extension order (“Tzav Harchava”) which apply and/or which may apply, now or in the future to employees in the profession and/or occupation identical or similar to that of the Employee do not apply and shall not apply to the employment of the Employee hereunder.

3.	Term, Termination and Effect of Termination

3.1

The Company shall employ the Employee in the Position for an unlimited period of employment commencing as of December 20, 2011 (the “Commencement Date of Employment”) and may be terminated by the Company or by the Employee, upon the earlier of following events (hereinafter called the “Term of Employment”): (a) for whatever reason or for no reason, upon the delivery of one hundred and eighty (180) days prior written notice by either party to the other party (the “Notice Period”); (b) immediately, without any prior notice if the Agreement is terminated for Cause (as defined below).

For the purpose of this Agreement, “Cause” shall exist in the following: (i) the willful failure of the Employee to substantially perform the Employee’s duties with the Company or to follow a lawful, reasonable directive from the Board of Directors of the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors of the Company believes that the Employee has willfully not substantially performed his duties or has willfully failed to follow a lawful, reasonable directive and the Employee continues after a reasonable time to not substantially perform or willfully fail to follow such directive; (ii)(A) any willful act of fraud, or embezzlement or theft, by the Employee, whether in connection with such Employee’s duties or in the course of the Employee’s employment hereunder or (B) the Employee’s admission in any court, or conviction of, or plea of nolo contendere to, a felony (excluding offenses with respect traffic violations); (iii) Employee being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which Caesars’ or its affiliates conducts gaming operations; (iv) the Employee’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to Caesars, any of its affiliates, including the Company, or (v) if the Board of Directors of the Company, in good faith, believes that the Employee is or might be engaged in or is about to be engaged in any activity or activities which could adversely affect the business Caesars or any of its affiliates, after a written demand for substantial performance is delivered to the Employee by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors of the Company believes that the Employee has willfully engaged in, or is about to be engaged in such activity; provided, however, as to item (v) in any case involving an activity in which the Board believes that the Employee might be engaged or is about to be engaged, the Employee shall have a reasonable time following such written demand to demonstrate that he is not engaged in such activity.

3.2

During the Notice Period given by either party as set forth above, as applicable: (i) the Employee shall be employed by the Company and continue performing his duties and obligations hereunder, unless otherwise requested by the Company, in its sole discretion; and (ii) the Company shall continue to pay the Employee’s salary and other benefits during such Notice Period, including the Success Bonuses according to Appendix D of this Agreement (except in circumstances of termination of employment for Cause).

3.3

Upon termination of the employment by the Company, for any reason, excluding termination for Cause, and upon resignation by the Employee for Good Reason, the Company shall pay the Employee a one time payment equal to 6 times the Base Monthly Salary, as an “Adaptation Grant”. For clarification purpose, the Adaptation Grant will not be calculated as part of the Employee’s Monthly Base Salary and shall not constitute the basis for any of the benefits for which calculation is made on the basis of employees’ monthly base salary.

To avoid any doubt, upon resignation by the Employee, the Employee will not be entitled to the Adaptation Grant, unless the Employee resigns for Good Reason, as aforementioned.

For the purpose of this Agreement, “Good Reason” shall mean the occurrence, described in a written notice of termination of employment to the Company from the Employee, of any of the following circumstances without the Employee’s express prior written consent, unless such circumstances are fully corrected to the Employee’s full satisfaction within thirty (30) days following delivery of such written notice:

(a)	A reduction by the Company in the Employee’s annual base salary or other benefits;

(b)

The Company requiring the Employee to be based anywhere more than sixty (60) kilometers from the Employee’s primary business location on the Closing Date (except for required travel on the Company’s business to an extent substantially consistent with the Employee’s present business travel obligations);

(c)	The failure by the Company to pay to the Employee any portion of the Employee’s compensation within ten (10) days of the date on which such compensation is due;

(d)	a material diminution of the duties or responsibilities of the Employee as in effect immediately prior to such reduction;

(e)	a material breach of this Agreement which is not cured within thirty (30) days following written notice by the Employee to the Company of such breach.

3.4	In addition, the Employee shall provide all the relevant information and material for granting services to the company in an orderly fashion to the employee who will be appointed in his place and guide him as necessary for proper and complete transmission of all information concerning the Company.

3.5

The Employee shall have no right for a lien on any of the Company’s assets, equipment or any other material and including information or Proprietary Information as defined in Appendix B attached to this Agreement (hereinafter the “Company’s Equipment”) in its possession. The Employee shall return to the Company all of the Company’s Equipment in its possession no later than the day of termination of the Notice Period.

4.	Company’s Inspection

4.1

The Company will provide the Employee with an email account (“Professional Email”), which Employee will utilize solely for the performances of his duties in his Position and for the Company. The Employee acknowledges and agrees not to use the Professional Email for his private use, and the Employee hereby gives his irrevocable consent to the Company to enter the Professional Email account at any time and for any purpose.

4.2

Without prejudice to the above, the Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property.

5.	Consideration

In consideration for the services provided by the Employee to the Company, the Employee shall be entitled to compensation and other benefits as detailed in Appendix A attached hereto.

6.	Confidentiality, Unfair Competition and Intellectual Property Assignment

Simultaneously with the signing of this Agreement the Employee shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions undertaking in favor of the Company and its affiliates, attached hereto as Appendix B.

7.	Governing Law

This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.	Notices

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or upon e-mail or transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, if sent via fax, or 3 business days after dispatch by registered or certified mail, postage prepaid and addressed to the party to be notified at the addresses set forth in the preamble to this Agreement.

9.	Waiver of Breach

The failure or waiver of any party to execute, in any respect, any right provided for by this Agreement shall not be deemed a waiver of any further or future right hereunder.

10.	Assignment

10.1

The Employee acknowledges that the services rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall be passed on to, and shall be binding upon, the successors or assigns of the Company. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

10.2

Without derogating from the above, the Employee may assign his services for the Company to a management company on his behalf, subject to prior written consent of the Company, which will not be unreasonably withheld.

11.	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.	Illegality

If any term of this Agreement is held to be illegal or contrary to public policy or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement.

13.	Entire Agreement

13.1

This Agreement and all its Appendices attached hereto constitute the entire agreement between the parties hereto with respect to their employee-employer relationship, and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. Any amendment to this Agreement must be agreed to in writing by both parties.

13.2

This Agreement and all its Appendices attached hereto constitute the entire details and information that an employer has to provide the employee according to Employee Information Law (Employment Terms) – 2002, and the parties agree that this Agreement and all its Appendices shall be regarded as an announcement to the Employee according to the applicable law.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

/s/ Uri Shahak	/s/ Robert Antokol
the Company	Employee

APPENDIX A

1.

In consideration for his employment and subject to the performance of the services required to be performed hereunder by the Employee, the Company shall pay to the Employee a Monthly Salary (as defined below) and additional benefits as detailed herein.

2.	Gross Salary

a.

During the Term of Employment, the Company shall pay to the Employee the gross monthly sum of NIS 77,000 (the “Base Monthly Salary”) less appropriate payroll taxes and other deductions. Salary shall be paid to the Employee every month, no later than the 9th day of any calendar month, for the previous month.

b.

From the Monthly Salary, the following shall be deducted - income tax, social security, health payments and any other tax and/or loan and/or another payment which may be due from time to time on a payment paid by the Company to the Employee, and which should be deducted from the payment due to the Employee according to the law and/or the relevant regulations.

c.	As set forth in this Agreement, the relationship between the parties does not apply to the Hours of Work and Rest, and as a result, the employee does not entitled to overtime hours pay.

d.

In the event that a court or any other authorized body shall determine, contrary to the representations set forth above and below, that the Employee is entitled to an additional payment from the Company for the overtime hours, the Employee will be obligated to return the company 30% (thirty percent) of his base monthly salary, retroactive to the Commencement Date.

e.

The Company shall be entitled to deduct any such repayments that should be returned by the Employee under this section from any amount that would be decided according to any judicial decision determining that the Company should pay the Employee for overtime hours.

f.	An amount equal to 10% of the Annual Salary shall be considered as a special compensation for the obligations not to compete with the Company, as set forth in Appendix B below.

3.	Pension Insurance, Study Fund, Severance pay and benefits

a.	Pension Insurance

(1)	The Company will pay as a premium for a pension insurance policy (the “Pension Insurance”) for the Employee in one of the following optional routes:

i.

Manager’s Insurance - The Company will pay as a premium for a manager’s insurance policy for the Employee an amount equal to a total of 13 and 1/3% of the Monthly Salary as follows: (i) 8 and 1/3% of the Monthly Salary as severance pay; (ii) 5% of the Monthly Salary (up to four times the average wage in the Israeli market) for pension benefits; and (iii) up to 2.5 % of the Monthly Salary (up to four times the average wage in the Israeli market) for a long term disability insurance and life insurance.

Or

ii.

Pension Fund - The Company will pay as a premium for a Pension Fund for the Employee an amount equal to a total of 14 and 1/3% of the Monthly Salary as follows: (i) 8 and 1/3% of the Monthly Salary as severance pay; (ii) 6% of the Monthly Salary (up to four times the average wage in the Israeli market) for pension benefits.

(2)

In addition, the Employee hereby instructs the Company to deduct 5% of the Employee’s Monthly Salary (up to four times the average wage in the Israeli market) each month and apply such deduction towards the Employee’s contributions to the above manager insurance Policy or Pension Fund.

(3)

In accordance with the General Permit promulgated by the Labor Minister on June 30, 1999 (the “Permit”) pursuant to Article 14 of the Severance Payments Law, 5723-1963 (the “Severance Payment Law”), a copy of which is attached hereto as Appendix C, the Employee hereby acknowledges that the amounts contributed by the Company for severance compensation under the Employee’s Pension Insurance, shall be deemed to be made instead of the severance payments to which the Employee may be entitled in respect of the base Monthly Salary, under the provisions of the Severance Payment Law, and shall constitute a full and complete payment thereof.

(4)

Upon termination of Employee’s employment in the Company, including, inter alia, in the event of Employee’s resignation, but except in the event of termination for Cause, the Company shall release the said policies and transfer them on the name of the Employee.

b.	Study Fund

The Company shall contribute an additional 7.5% of the Monthly Salary towards a study fund (“Keren Hishtalmut”) (the “Study Fund”). The Employee shall contribute an additional 2.5% of the Monthly Salary towards such a fund (the sums contributed by the Employee shall be deducted directly from his Monthly Salary by the Company). Contributions to the Study Fund shall not exceed the ceiling set for tax purposes.

4.	Total Employment Cost

The parties hereby agree that in any case the total employment cost of the employee, including the monthly salary, social security, pension insurance, study fund, travel expenses/ vehicle leasing cost and taxes will not exceed the amount of 93,750 NIS.

5.	Vacation and Sick Leave

a.	The Employee is entitled to receive 30 paid sick days a year. The full payment for sick days will commence on the first day of absence due to sickness.

b.	Any unused sick days may be accrued from year to year up to a total of 120 days, provided that Employee shall not be entitled to redeem any unused sick leave upon termination of this Agreement.

c.	Beyond 30 days of sickness, the Employee will be entitled to a sickness allowance for the relative part that will not be covered by his disability insurance.

d.

Subject to the provisions of the Annual Vacation Law-1951 (the “Vacation Law”), the Employee shall be entitled to 30 vacation days (the “Vacation Days”), with respect to each twelve (12) months’ period of continuous employment with the Company. Official state holidays in Israel shall not be considered as a vacation days.

e.

The dates of the Employee’s vacation shall be determined by the Company, in its discretion, taking into account the Company’s needs, and to the extent possible, taking into consideration the Employee’s request. For removal of all doubt, the aforementioned in this subsection c shall apply also to the Notice Period.

f.	The Employee shall be entitled to carry forward only 67 unused Vacation Days.

6.	Recreation Payments (“Dmey Havra’a”)

The Employee shall be entitled to Recreation Payments (“Dmey Havra’a”) according to any applicable law and expansion order’s provisions.

7.	Travel Abroad Expenses

a.

Until a Per Diem payment policy will be adopted by the Company, the Company will fully reimburse the Employee for all his reasonable business expenses incurred during such travel, subject to pre approval by the Company (in general or for any expense, as applicable) and submission of applicable invoices. For clarification, “business expenses” include (but are not limited to) hotel, travel, food and beverage expenses.

b.	The points of frequent travel clubs resulting from the Employee’s flights will belong to the Employee.

c.	Without derogating from the above, the employee will be entitled to reimbursement of flight tickets for the performance of his work, where every flight over 3 hours will be in business class.

8.	Incentive Bonuses

a.	In the event the Employee shall still be employed by the Company 29 months from the Commencement Date, the Employee shall be entitled to a Success Bonus of 2 million USD.

b.

For clarification purposes, the Success Bonus shall not be deemed to be part of the Employee’s Base Monthly Salary, and shall not constitute the basis for any of the benefits for which calculation is made on the basis of Monthly Salary.

c.

If the Employee’s employment is terminated by the Company, without Cause (or terminated by the Employee for Good Reason) on or after July 1, 2013, 40% of the Success Bonus (meaning $800,000) shall be paid to the Employee on such termination date.

9.	Options and Restricted Stock

a.

Subject to the approval of the board of directors of Caesars Interactive Entertainment, Inc. (“CIE”), The Employee shall be granted 250 stock options, each exercisable into one (1) share of common stock of CIE upon the payment of an exercise price of USD 1586.5 per share, to be granted under and in accordance with the terms of an employee equity incentive plan qualified for purposes of Section 102 of the Income Tax Ordinance [New Version], 1961 (a “Section 102 Plan”). The stock options will be subject to vesting as prescribed by the applicable Section 102 Plan. The stock options will be granted under the Capital Gains Route of said Section 102, as will be approved by the Board of Directors of CIE; CIE will make reasonable efforts to approve such Section 102 Plan and the aforementioned grant within 14 (fourteen) days (subject to any filings and waiting periods required by Section 102 prior to the effective date of the grant).

b.

The Employee shall be granted restricted stock of CIE, to be granted under and in accordance with a Section 102 Plan, which will be based on the terms specified in Appendix D attached hereto. The restricted stock will be granted under the Capital Gains Route of said Section 102.

c.

The Company will take all necessary steps to ensure that the Section 102 Plan is properly filed with the Israeli Tax Authority for purposes of the Capital Gains Route and that the grant of stock options and restricted stock of CIE under the Capital Gains Route is executed only after all filing procedures so required are completed.

10.	Vehicle Expenses

The Employee shall be entitled to an amount of NIS 3,000 for vehicle expenses per month.

11.	Cellular Phone

Employee shall be entitled to a Company cell phone. The Company shall bear all expenses, including tax, relating to the Employee’s use and maintenance of cell phone attributed to the Employee under this section. For clarification purposes, the Employee shall not be entitled to any gross up of the taxes associated with the cell phone benefits. The Employee shall not have any lien right in the cell phone or in any document relating thereto.

12.	Directors and Officers insurance

The Employee will be covered under the Directors and Officers Liability Insurance policy provided by the Company’s indirect parent holding company to all companies in the group controlled by such holding company, at the same terms and limitations as under management members of other subsidiaries in the group.

13.	Taxes

The Company shall be entitled to withhold and/or charge the Employee with all taxes and other compulsory payments, as required under law, in respect of, or resulting from, any compensation paid to or received by the Employee and in respect of all the benefits that the Employee is or may be entitled to.

/s/ Craig Abrahams	/s/ Robert Antokol
the Company	Employee

With respect only to Section 9 above:

/s/ Mitch Garber
Caesars Interactive Entertainment, Inc.

[Signature Page for Appendix A to Robert Antokol’s Employment Agreement]

APPENDIX B

CONFIDENTIALITY, UNFAIR COMPETITION AND

INTELLECTUAL PROPERTY ASSIGNMENT

THIS UNDERTAKING (“Undertaking”) is entered into as of the 20 day of December, 2011 by Robert Antokol, an individual residing at                      (the “Employee”).

WHEREAS	the Employee wishes to be employed at Playtika Ltd., an Israeli company (the “Company”); and

WHEREAS	the Company wishes to employ the Employee, subject to his executing of this Undertaking in the Company’s favor.

NOW, THEREFORE,                      the Employee undertakes and warrants towards the Company and any subsidiary and parent entity of the Company as follows:

1.	Confidential Information

1.1

The Employee acknowledges that he will have access to confidential and proprietary information, including information concerning activities of the Company and any of its subsidiaries and affiliated companies, now or in the future (collectively, the “Group”), and that he will have access to technology regarding the product research and development, patents, copyrights, customers, suppliers (including customers and/or suppliers lists), marketing plans, strategies, forecasts, trade secrets, test results, formulas, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Group. Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.

1.2

During the term of his employment agreement or at any time after termination thereof for any reason, the Employee shall not disclose to any person or entity without the prior consent of the Company any Proprietary Information, whether oral or in writing or in any other form (including, but not limited to, the processes and technologies utilized and to be utilized in the Group’s business, the methods and results of the Group’s research, technical or financial information, employment terms and conditions of the Employee and other Group’s employees or any other information or data relating to the business of the Group or any information with respect to any of the Group’s customers, partners and suppliers).

1.3

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Group irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by the Employee.

1.4	The parties agree that all the proprietary information, defined above, will be considered as “Commercial Secret”, as defined in Commercial Tort Law- 1999.

1.5

In any event that a court or any other authorized body shall determine, contrary to the representations set forth above and below, that the proprietary information will not be considered as “commercial Secret”, the parties hereby agree that all the Proprietary Information will be considered as “Business Information” Which the employee’s duties of good faith requires to keep it a secret.

1.6

The Employee agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Employee while in the employ of the Company, concerning any phase of the Group’s business or its trade secrets (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by the Employee to the Company upon termination of the Employee’s employment for any reason whatsoever, or at any earlier or other time at the request of the Company, without the Employee retaining any copies thereof.

1.7

The Employee recognizes that the Company has received and will receive from third parties their confidential or proprietary information, and undertakes to hold all such confidential or proprietary information in strict confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the Employee’s duties in his employment.

1.8

The Employee acknowledges that a violation of any provision under this chapter shall be deemed as “commercial secret theft” as defined in the Commercial Torts law- 1999 and in accordance for any violation of a provision under this chapter, the company will be entitled to a compensation without proof of damage and/ or file a restraining order against the employee’s actions and/or demand any other compensation required by the law.

2.	Unfair Competition and Solicitation

2.1

The Employee acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Group’s Proprietary Information, its property (including intellectual property) and its goodwill (the “Group’s Major Assets”) and is reasonable, especially in light of the consideration and benefits payable to him according to his Employment Agreement, And in particular the special compensation paid to him in respect of its obligations under this appendix, as set forth in Section 2(f) on appendix A, attached to the employment agreement.

2.2

The Employee further acknowledges that he has carefully reviewed the provisions of this Undertaking, he fully understands the consequences thereof and he has assessed the respective advantages and disadvantages to him of entering into this Undertaking.

2.3	In light of the above provisions and in addition to any other undertaking herein, the Employee hereby undertakes:

(i)

That during the Term of Employment in the Company (including the Notice Period) and for a period of twelve (12) months thereafter, he shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to interfere any of the Group’s Major Assets or to be otherwise competitive with the actual and/or planned activities of the company and its affiliated as shall exist from time to time during the term and shall exist at the effective date of termination of the employee’s employment in the company. The employee hereby acknowledges that the actual and currently planned activities of the company are development if applications for social networks.

(ii)

That during the Term of Employment in the Company (including Notice Period) and for twelve (12) months thereafter, not to induce any employee, consultant, supplier or customer of the Group to terminate, or reduce its scope of relationships with the Company. In addition, the Employee will not, directly or indirectly, solicit or recruit any employee of the Group for the purpose of being employed by him, directly or indirectly.

(iii)

This period of twelve (12) months was determined in face of the knowledge and information that the Employee will purchase during the course of his employment in the company, knowledge that he didn’t have before the beginning of his employment, and represents the special payments prescribed by this Agreement and which shall be paid to the Employee for his obligations according to this chapter.

2.4

If any or more of the terms contained in this section 2 shall, for any reason, be held to excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

3.	Ownership of Inventions

3.1

The Employee will notify and disclose to the Company, or any persons designated by it, all information, improvements, inventions, formula, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the: “Inventions” or “Invention”) immediately upon discovery, receipt or invention as applicable.

3.2

Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation. The Employee agrees that all the Inventions shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions. The Employee hereby assigns to the Company any rights the Employee may have or acquire in such Inventions and he waives any right he has or may have in the future to receive any payment, royalty or other consideration (of any kind) with respect to the Inventions, including according to Section 134 of the Patents Law, 5727-1967. In order to avoid any doubt, it is hereby clarified that a lack of response from the Company with respect to the notice of the Invention or of its delivery, shall not be considered a waiver of ownership of the Invention, and in any event the Invention shall remain the sole property of the Company.

3.3

The Employee further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Employee will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any, assignments of such Inventions to the Company or persons or entities designated by it.

3.4

To the extent required, the Employee empowers the Company, its successors, assigns and nominees, to make applications for patent, trademark, copyright or other intellectual property registration or protection anywhere in the world, to claim and receive the benefit of any applicable rights of priority in connection with such applications, to prosecute such applications to issue, and to have any and all registrations issued in the name of assignee.

3.5	The Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in Appendix A hereto.

4.	Third Party Information

4.1

The Employee represents and undertakes that he will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the written approval of that third party was received.

4.2

The Employee recognizes that the Company may receive in the future from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee undertakes to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out his services for the Company, consistent with the Company’s agreement with such third party.

5.	General

5.1

The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, provided that such deletion will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

5.2

The provisions of this Undertaking shall continue and remain in full force and effect following the termination of the employment relationship between the Company and the Employee for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Employee’s obligations and liabilities under any applicable law and/or under any other agreement with the Company.

5.3	The Employee acknowledges that execution of this Agreement is a condition to his employment by the Company and the disclosure of any Proprietary Information.

5.4

In any event of violation of any provision under this chapter, the Company will be entitled to a compensation without proof of damage according to the Commercial Tort Law- 1999 and/ or file a restraining order against the Employee’s actions and/or demand any other compensation required by the law.

5.5

Without derogating from the above, The Employee acknowledges that his special and senior position imposes increased duties of loyalty and good faith towards the Company and that a violation of any provision under this chapter shall be deemed as a breach of the Employee’s increased duties of loyalty and good faith and in accordance, the Company shall be entitled to a compensation for breach of these duties.

5.6	The provisions of this Appendix will survive termination.

Robert Antokol	/s/ Robert Antokol	December 20, 2011

Name of Employee	Signature	Date

APPENDIX D

TERMS OF RESTRICTED STOCK

1.	Caesars interactive Entertainment, Inc. (“CIE”) shall grant the Employee 1,415.6686 shares of common stock of CIE (the “Shares”), pursuant to the CIE Management Equity Incentive Plan.

2.	The Shares shall be subject to the terms and provisions contained in the Management Investor Rights Agreement, as amended (the “MIRA”) with respect to the Shares.

3.

Vesting. All of the Shares granted to the Employee will be deemed “Unvested.” Although all of the Unvested Shares will entitle the Employee to generally all of the rights accorded to a holder of Common Stock (including the right to vote such Shares), the Unvested Shares will be subject to, among other things, repurchase and restrictions on transfer contained in this Appendix and the MIRA. The Unvested Shares will become “Vested” on the third anniversary of the date hereof, provided the Employee’s Employment continues on each such date. The Employee shall, for purposes of the vesting, be deemed to continue in “Employment” for so long as the employee-employer relationship continues under Israeli law (including any notice period) between the Employee and the Company or any affiliate of the Company (as the Company shall designate).

4.

Section 102 Tax Qualification. All of the Shares granted to the Employee shall be granted under the Capital Gains Route of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (“Capital Gains Route”). All of the Shares granted to the Employee shall be deposited with the trustee appointed as trustee for the purposes of the Capital Gains Route (the “102 Trustee”).

5.

Escrow. All Unvested Shares shall be immediately deposited into escrow with an Escrow agent and may be released from such escrow at the time such Unvested Shares become Vested Shares pursuant to Section 3. The 102 Trustee shall also serve as the Escrow agent.

6.

CIE Repurchase Right. CIE shall have the right to repurchase the Shares pursuant to Section 5 of the MIRA. In addition, CIE shall have the right to repurchase the Unvested Shares if the Employee resigns or voluntarily departs from his employment from the Company or such affiliate of the Company for any reason (other than a resignation or voluntary departure for Good Reason) within three (3) years of the date hereof (the “Commitment Period”). Furthermore, if during the Commitment Period (A) the Employee resigns or voluntarily departs from his employment from the Company or an affiliate of the Company for Good Reason or (B) the Company or an affiliate of the Company terminates the employment of the Employee for any reason other than Cause; CIE shall have the right to repurchase, subject to the Employee’s Payment Right (as such term is defined below), the lesser of (x) the Unvested Shares and (y) the Repurchased Shares (as defined below). For purposes of the repurchase above and under the MIRA, the “Applicable Purchase Price” for the Shares being repurchased shall equal Zero Dollars ($0).

“Repurchased Shares” shall mean the number of Shares equal to the number of remaining days from the termination date until the end of the Commitment Period, divided by 90, and rounded up to the nearest whole number, and multiplied by 117.97238.

7.

NOTWITHSTANDING THE FOREGOING, IF (A) OR (B) OCCURS, THE EMPLOYEE SHALL HAVE THE OPPORTUNITY TO PAY A PRICE WITH RESPECT TO ANY OF THE REPURCHASED SHARES BY PROVIDING NOTICE (THE “PAYMENT NOTICE”) TO CIE NOT LATER THAN TWO WEEKS AFTER THE DATE ON WHICH (X) EMPLOYEE WAS NOTIFIED BY THE COMPANY (OR AN AFFILIATE OF THE COMPANY) OF A TERMINATION FOR ANY REASON OTHER THAN CAUSE, OR (Y)

THE EMPLOYEE RESIGNS OR VOLUNTARILY DEPARTS FROM HIS EMPLOYMENT FROM THE COMPANY (OR AN AFFILIATE OF THE COMPANY) FOR GOOD REASON, OF EMPLOYEE’S INTENTION TO EXERCISE HIS RIGHT TO PAY A PRICE WITH RESPECT TO THE REPURCHASED SHARES, OR ANY PART THEREOF (SUCH SHARES, THE “PURCHASED SHARES”), FOR THE AMOUNT OF US$1412.76 PER SHARE (THE “PAYMENT RIGHT”), IN WHICH CASE ANY SUCH SHARE WILL NOT BE INCLUDED IN THE REPURCHASED SHARES. THE PAYMENT RIGHT MUST BE COMPLETED BY THE EMPLOYEE WITHIN 5 DAYS AFTER THE DELIVERY OF THE PAYMENT NOTICE, AND THE EMPLOYEE SHALL DELIVER TO CIE THE APPLICABLE PAYMENT FOR THE PURCHASED SHARES, AS CALCULATED ABOVE, BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS PURSUANT TO WIRE TRANSFER INSTRUCTIONS PREVIOUSLY PROVIDED BY CIE, AND CIE SHALL DELIVER TO THE EMPLOYEE A CERTIFICATE EVIDENCING THE SHARES TO BE ISSUED, REGISTERED IN THE NAME OF THE TRUSTEE AND HELD FOR THE BENEFIT OF THE EMPLOYEE.

8.

Accelerated Vesting of Shares. Fifty percent (50%) of the Employee’s Shares shall immediately become Vested Shares upon a Qualified Public Offering (as defined below) and one hundred percent (100%) of the Employee’s Shares shall immediately become Vested Shares immediately prior to a Change in Control (as defined below) of CIE.

9.

CIE Call Option. In addition to any other rights CIE shall have pursuant to this Agreement or the MIRA, CIE shall have the right to repurchase up to an aggregate of fifty percent (50%) of the Shares granted to the Employee pursuant to this Appendix D at any time, and from time to time, upon five (5) days prior written notice to the Employee at an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000) (which amount shall be calculated on a per share basis to the extent that less than fifty percent (50%) of the Shares are repurchased at any one time). For sake of clarify, the Shares shall include any Purchased Shares.

10.

Stock Splits, Stock Dividends, Etc. Any shares of capital stock of CIE or any other company, or any other property (including cash paid other than as an ordinary dividend), received by the Employee with respect to the Shares as the result of (i) any stock dividend, stock split, recapitalization or other similar event, (ii) any other Employee distribution made with respect to the Common Stock, or (iii) any merger or sale of all or substantially all of its assets of or other business combination involving CIE, shall be subject to the terms and conditions of this Agreement and the MIRA. Any successor to CIE by merger or other business combination shall succeed to the CIE’s rights under this Agreement.

11.	Definitions.

11.1.

“Qualified Public Offering” shall mean an underwritten public offering after the date hereof of CIE Shares, Parent Shares by Parent or Caesars Shares by Caesars, as applicable, or of Common Stock by CIE, Parent Shares by Parent or Caesars Shares by Caesars by any selling securityholders, in each case pursuant to an effective registration statement filed by CIE, Parent or Caesars, as applicable, with the U.S. Securities and Exchange Commission (other than (a) registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, including a registration statement related to the Management Equity Incentive Plan or, for the avoidance of doubt, the Caesars Entertainment Corporation Management Incentive Play, as applicable, (b) a registration incidental to an issuance of securities under Rules 144A of the Securities Act, (c) a registration on Form 54 under the Securities Act or any successor from under the

Securities Act, or (d) a registration on Form S-8 under the Securities Act or any successor form under the Securities Act), pursuant to which the aggregate amount of CIE Shares, Parent Shares or Caesars Shares, as applicable, for which a registration filing is made (together with the aggregate amount of CIE Shares, Parent Shares or Caesars Shares, as applicable, registered from any prior such offerings after the date hereof) is at least 40% of the total then-outstanding equity interests in CIE, Parent or Caesars, as applicable.

11.2.

“Change in Control” means a transaction or series of related transactions whereby the stockholders of CIE constituted immediately prior to such transaction or related transactions hold less than fifty percent (50%) of the voting power of CIE (or successor company) after the consummation transaction or series of related transactions.